NSAR
			Exhibit 77O
	811-01716

Securities Purchased in Underwritings Involving
Transactions with Sanford C. Bernstein and Co.
Subject to Rule 10f-3 Under the Investment Company
Act of 1940

10f-3 Transactions <> January-March 31, 2015

AB US Equity Portfolio
AB Select US Long/Short Portfolio






Security*



Date
Purchased*



Shares
Purchased


Price
per
Share



Underwriting
Concession**
Shares
Purchased
by AB
including
the Funds


Total
Shares
Offered

% of Offering
Purchased
by AB
including
the Funds




Purchased
From


Shares
Held
3/31/15
AB Select US
Equity Portfolio

1/30/15
$3,402
$23.00
1.6100
200,000
7,000,000
2.86%
Credit
Suisse
0
AB Select US
Long/Short
Portfolio

1/30/15
$18,711
$23.00
1.6100
200,000
7,000,000
2.86%
Credit
Suisse
0












* With respect to the transactions, the issuer was incorporated in March 2013 (less than three years), but the predecessor research efforts were established in 2004 at the Children's Hospital of Philadelphia's
Center for Cellular and Molecular Therapeutics.
The securities purchased were (1) part of an issue registered under the Securities Act of 1933 and offered to the public, (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

** The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

~ Not inclusive of 15% over-allotment of shares
("greenshoe option") from the full exercise of the underwriters' in the offering.

*** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the principal amount of the Offering.

^ Sanford C. Bernstein & Co., LLC ("SCB&Co."), an affiliated broker-dealer of the Fund, was a member of the underwriting syndicate for this transaction and was allocated 10% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: J.P. Morgan Securities LLC, Credit Suisse
Securities (USA) LLC, and Cowen and Company LLC.




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